Exhibit 99.1

200 PEACH STREET EL DORADO, AR 71730

Murphy USA Inc. Announces Closing of the Acquisition of Convenience Retailer QuickChek

EL DORADO, Arkansas, January 29, 2021 – Murphy USA Inc. (NYSE: MUSA) today announced that it has successfully completed its acquisition of Quick Chek Corporation (“QuickChek”).

As a result of this transaction, Murphy USA significantly enhances its network, adding 157 high performing stores located in the Northeast and growing its total station count to more than 1,650.

“We are extremely excited to welcome nearly five thousand QuickChek employees to the Murphy USA family as we begin our joint value-creation journey together,” says President and CEO Andrew Clyde. “The future remains bright for the combined organization as we kick off the first 100 days of our integration plan where best practices and unique capabilities across each company will contribute to a more compelling value proposition for our customers, our employees, and our stakeholders.”

Financing Highlights

To finance the transaction, Murphy USA secured the following:

•	$350 million five-year revolving credit facility

•	$400 million secured term loan maturing in 2028 and priced at LIBOR plus 1.75%

•	$500 million of 3.750% senior unsecured notes maturing in 2031

These proceeds were used to finance the acquisition, repay and terminate in full the $200 million outstanding under the prior term loan, pay transaction costs and add cash to the balance sheet.

About Murphy USA
Murphy USA (NYSE: MUSA) is a leading retailer of gasoline and convenience merchandise with more than 1,650 stations located primarily in the Southwest, Southeast, Midwest, and Northeast United States. The company and its team of nearly 15,000 employees serve an estimated 2.0 million customers each day through its network of retail gasoline and convenience stations in 27 states. The majority of Murphy USA's sites are located in close proximity to Walmart stores. The company also markets gasoline and other products at standalone stores under the Murphy Express and QuickChek brands. Murphy USA ranks 262 among Fortune 500 companies.

Forward-Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to our M&A activity, anticipated store openings, fuel margins, merchandise margins, sales of RINs, trends in the Company’s operations, dividends and share repurchases. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the Company’s ability to realize projected synergies from the acquisition of QuickChek and successfully expand our food and beverage offerings; the Company’s ability to continue to maintain a good business relationship with Walmart; successful execution of the Company’s growth strategy, including the Company’s ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with the Company’s newly planned stores which may be impacted by the financial health of third parties; the Company’s ability to effectively manage the Company’s inventory, disruptions in the Company’s supply chain and the Company’s ability to control costs; the impact of severe weather events, such as hurricanes, floods and earthquakes; the impact of a global health pandemic, such as COVID-19, including the impact on the Company’s fuel volumes if the gradual recoveries experienced throughout 2020 stall or reverse as a result of any resurgence in COVID-19 infection rates and government reaction in response thereof; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or the Company’s compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of the Company’s information technology strategy; future tobacco or e-cigarette legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt the Company’s revenues and impact gross margins; changes to the Company’s capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the Company’s share repurchases, or management of operating cash; the market price of the Company’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, and general economic conditions; compliance with debt covenants; availability and cost of credit; and changes in interest rates. Murphy USA’s SEC reports, including its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. Murphy USA undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Source: Murphy USA Inc. (NYSE: MUSA)

Investor Contact:

Christian Pikul – Vice President of Investor Relations and FP&A

Christian.Pikul@murphyusa.com

Mitchell Freer – Investor Relations Analyst

Mitchell.Freer@murphyusa.com